Exhibit 10.1

CKX Inc.
650 Madison Avenue
New York, New York 10011

Ryan Seacrest Enterprises, Inc.
c/o Hansen, Jacobson, Teller, Hoberman, Newman, Warren & Richman, LLP
450 North Roxbury Drive
Beverly Hills, CA 90210

Ryan Seacrest
c/o Hansen, Jacobson, Teller, Hoberman, Newman, Warren & Richman, LLP
450 North Roxbury Drive
Beverly Hills, CA 90210
Re: America Idol (“AI”)

The following sets forth the terms of the agreement between CKX, Inc. or one of its affiliates (“CKX”), on one hand, and Ryan Seacrest Enterprises, Inc., on the other (“RSE”) for the services of Ryan Seacrest (“Ryan”):

1.	CKX is guaranteeing and paying to RSE the sum of $30M (the “Guarantee”), as more fully discussed in paragraphs 6 and 7 below.

2.	The Guarantee represents payment for the right to the services and Network Exclusivity (as defined below) for Ryan’s services on AI 9, 10 and 11 (collectively, the “AI Seasons”) and for the calendar years 2010, 2011, 2012 and the remainder of 2009 (the AI Seasons and calendar years are collectively referred to as the “Term”). [redacted]

3.	RSE hereby commits that Ryan shall render his hosting services for the AI Seasons, consistent with his prior services as a host of AI. As set forth in paragraph 9 below, there is no existing obligation of any nature which would prevent RSE from entering into this Agreement or from it or Ryan performing any of the services set forth herein and that neither it nor Ryan shall, during the Term, enter into any agreement which could reasonably be interpreted as restricting or frustrating RSE’s or Ryan’s ability to fully perform its or his obligations as set forth herein. Furthermore, RSE hereby represents and warrants that it has the exclusive rights to utilize or loan-out the services of Ryan necessary to effectuate the terms hereof.

4.	[redacted]

5.	If AI is not picked up for one or more of the AI Seasons, or Ryan and CKX mutually agree for Ryan not to host AI, as discussed above, Ryan is still due the entire Guarantee and CKX is entitled to Ryan’s network exclusivity for that broadcast and/or calendar year and any remaining years of the Term. In such case, CKX and Ryan will endeavor in good faith to find a network primetime show to produce together (CKX and Ryan will mutually approve the production company; CKX and Ryan Seacrest Productions are hereby pre-approved), as well as for Ryan to host (the “New Show”) although the parties understand that failure to identify and/or agree upon a New Show will have no consequence to either party. For the sake of clarity, the parties hereby agree and confirm that CKX cannot compel Ryan to appear in any show (including a New Show) other than AI and, subject to the permitted exceptions set forth in paragraph 16, below, Ryan, during the Term, will not appear on any network primetime show other than AI, absent the prior approval and agreement of CKX.

6.	The Guarantee will be inclusive of any sums agreed to be paid Ryan, RSE or any affiliate of Ryan or RSE by Fremantle, FBC or any third party with respect to AI. References to the amount of remuneration or compensation paid by a third party for Ryan’s or RSE’s services shall refer to the gross amount before any withholding or deductions there from for taxes or otherwise. To the extent that Ryan or RSE receives any compensation (other than guild mandated residuals), in any form, from any third party with respect to Ryan’s services on AI during the Term, Ryan or RSE, as the case may be, shall immediately remit such funds to CKX. The Guarantee is the minimum amount that RSE shall be paid for Ryan’s services/network exclusivity as set forth herein. CKX shall negotiate in good faith with FBC and/or Fremantle for the largest possible service fee in connection with AI and shall remit to RSE any remuneration received for providing Ryan’s services in excess of 150% of the Guarantee. To the extent that, in any calendar year during the Term, Ryan, with the consent of CKX, appears in any New Show in addition to AI for which CKX receives remuneration in respect of Ryan’s services on such show (the actual amount of any such remuneration shall be separately negotiated between CKX and RSE in good faith), CKX, or the production company for the New Show, shall remit 100% of such amount to RSE. If Ryan shall appear in any New Show for which CKX receives remuneration in respect of Ryan’s services on such show, but in that broadcast year Ryan does not appear on AI, any amount received by CKX for Ryan’s services shall be retained by CKX and applied against the guarantee until such amount exceeds 150% of the Guarantee, in which event CKX shall remit to RSE any amount received in excess of 150% of the Guarantee.

7.	The Guarantee will be paid as follows: $7.5M upon the signing of this agreement, and the balance, namely, $22.5M in equal monthly payments over the Term. Any Overages will be paid to RSE within 15 days of receipt by CKX.

8.	Subject to CKX concluding its current negotiations with FBC with respect to upcoming AI seasons, CKX will negotiate in good faith with RSE regarding payment to RSE of a participation in AI ancillaries

9.	[redacted]

10.	Subject to the terms hereof including without limitation paragraph 15, CKX shall immediately have the right to “loan out” Ryan’s services in connection with AI or the network exclusivity described above provided that, pursuant to the terms of paragraph 5 above, RSE has approval rights over any “loan out” other than with respect to AI.

11.	Any amounts payable hereunder shall be made free and clear of, and without deduction for withholding for, any taxes. In the event that it is determined by any taxing authority that a payment was properly subject to withholding, which amount was not withheld and paid over to the applicable taxing authority, or that any other tax was imposed with respect to any amounts payable hereunder, RSE shall indemnify CKX for and hold CKX harmless from all claims by any taxing authority for any underpayment of tax as well as all interest and penalties associated therewith. To the extent that any taxing authority determines that CKX is required to withhold taxes on any amounts payable hereunder, CKX shall then be free to make such payments after withholding such amounts. To the extent that CKX shall be required to pay, on RSE or Ryan’s behalf, any pension, health and/or welfare contributions required to be made under applicable collective bargaining agreements with respect to Ryan’s services as set forth herein, CKX shall be entitled to deduct such amounts from any payments due hereunder. CKX shall use good faith efforts to ensure that the production company continues to pay pension, health and/or welfare contributions directly to the applicable guild(s) on Ryan’s behalf so that no such sums are deducted from the Guarantee. Notwithstanding any of the foregoing, If CKX assigns these rights to a non-United States subsidiary and by virtue of that assignment, withholding obligations arise, CKX shall gross up any payments due to RSE so that the net effect to RSE is that it receives the full amount of the Guarantee and the indemnity provisions of this paragraph shall no longer apply with respect to such withholding.

12.	[RESERVED]

13.	CKX shall or shall cause Fremantle/FBC to pay or reimburse RSE for all travel related costs and expenses reasonably incurred by RSE in connection with the rendition of Ryan’s services for the AI Seasons in an amount not to exceed $300,000 per AI Season. RSE hereby represents that pursuant to the current agreements, Ryan is reimbursed approximately $100,000 per year for his travel expenses.

14.	RSE hereby agrees that CKX shall be entitled to seek key man insurance on Ryan’s life and permanent disability insurance on Ryan’s ability to provide services as a on-air talent (the “Insurance”), at their sole cost and that RSE shall ensure that Ryan shall reasonably cooperate with CKX in obtaining the Insurance, including attending necessary physically examinations. The parties hereto agree that this agreement may be rescinded by CKX if Ryan shall die or become permanently incapacitated prior to CKX obtaining the Insurance. CKX shall act in an expeditious manner in obtaining the Insurance and expects to be able to obtain the Insurance within 30 days of Ryan completing necessary medical examinations as typically required by insurance underwriters. The parties agree that CKX shall be treated as a first priority creditor of RSE and Ryan in the event that this agreement shall be rescinded and that the Consideration shall be treated as an advance until such time as the Insurance is obtained by CKX.

15.	The parties hereto acknowledge that pursuant to the terms hereof, CKX will become, in part, Ryan’s sub-loan-out company to Fremantle/FBC. The parties acknowledge that, except with respect to Network Exclusivity, which is described below, CKX shall have the benefit of all of the terms of Ryan’s prior agreements to provide on-air hosting services for AI (the “Prior Agreements”) and that CKX may not alter the terms of the Prior Agreements when negotiating for the loan-out of Ryan’s services for any of the AI Seasons, absent RSE’s prior written approval. In addition, CKX use its reasonable best efforts to cause FBC/Fremantle to be bound by the obligations contained in the Prior Agreements. To the extent that any of the provisions of the Prior Agreements conflict or are inconsistent with the terms hereof, the terms of this agreement shall control and supersede. The parties also agree to negotiate in good faith changes to the terms and conditions of the Prior Agreements consistent with industry standards for artists of Ryan’s stature. The parties agree that all of these terms will have to be negotiated in good faith for any New Show.

16.	Notwithstanding the terms set forth in the Prior Agreements, the following shall set forth the definition of Network Exclusivity:

a.	During the Term, RSE shall ensure that Ryan shall be exclusive to CKX as a host/co-host and as a judge in all forms of music related and/or talent search related television programs. In addition, RSE shall ensure that Ryan shall not render any talent services for any network prime-time (ABC, CBS, NBC, Fox and WB) television show and must provide CKX with “time slot protection” with respect to AI. Notwithstanding the foregoing, with the consent of CKX, not to be unreasonably withheld, Ryan may be allowed up to three (3) television guest appearances during each year of the Term; provided however, that: (i) no such guest appearance (including any appearance by Ryan in any medium including theatrical motion pictures) shall portray a parody of AI or his role on AI or shall disparage AI or be in a recurring or continuing role (except as may be permitted hereunder); (ii) no such guest appearance shall may be made on any program scheduled for broadcast during the broadcast time of AI or during the “premier” or “finale” week of any AI Season; (iii) no such guest appearance is on any talent show of any nature and in any capacity or is any show that is related to music or talent; and (iv) RSE shall ensure that Ryan puts any prospective guest appearance employer on notice of the restrictions herein and to incorporate such restrictions into Ryan’s contract with respect to such guest appearance. Ryan shall not be liable if a third party, duly informed by Ryan, shall breach the terms of any contract entered into by Ryan provided that CKX shall be entitled to enforce any such provisions as a third party beneficiary thereof. Notwithstanding the foregoing, CKX shall consent to and shall negotiate in good faith with the applicable network to permit Ryan to host annual “award” type shows to be broadcast no more frequently than annually on a network and in prime-time.

b.	RSE shall ensure that Ryan shall not endorse, directly or indirectly, any product, commodity, service or good which is competitive with those being advertised by any major sponsor of AI. RSE hereby agrees to supply CKX with a list of Ryan’s existing commercial commitments and update that list as and when it changes. For the purposes hereof, a “major sponsor” shall include any sponsor that has product integration with the show or which acquires a minimum of six (6) minutes of advertising during any broadcast week of AI. RSE and/or Ryan’s existing commitments to The Coca-Cola Company, Proctor & Gamble and Microsoft Corporation are specifically excluded from this restriction, consistent with past practice.

c.	Ryan shall be permitted to render unlimited services in non-identifiable voice over commercials and foreign commercials (not to to be broadcast in the United States).

d.	The services required to be performed hereunder shall be subject to Ryan’s existing radio commitments or future radio commitments provided that they are consistent with his existing radio commitments. Ryan’s radio obligations shall be in a first position under this agreement, consistent with past practice.

e.	CKX shall consent to, and shall, in good faith, seek FBC and Fremantle’s permission, to permit Ryan to continue to host “New Year’s Rockin’ Eve.”

17.	The parties hereto agree that RSE cannot assign any of its obligations hereunder without the prior written consent of CKX which may be withheld for any reason or no reason. RSE may assign its rights to an affiliate for tax planning purposes only. Furthermore, the parties hereto agree that CKX shall be entitled to assign is rights and obligations hereunder to an affiliated entity provided that such assignment does not create any adverse tax consequences for RSE and provided further that CKX remains liable for any amounts due hereunder.

18.	RSE hereby agrees that if Ryan is unable to complete his services on any of the AI Seasons, Ryan shall return to CKX a pro-rata portion of the Guarantee as allocated to that AI Season.

19.	The parties hereby agree to keep the terms of this agreement confidential and not make any public disclosure without the prior consent of the other party. Notwithstanding the foregoing, RSE hereby agrees and acknowledges that CKX may have certain reporting requirements as governed by: (i) the United States Securities and Exchange Commission and the rules and regulations promulgated thereunder and (ii) any securities trading body which lists shares of CKX for sale to the public. In the event that CKX’s counsel advises CKX that it has a reporting requirement under either or both of the above, CKX shall provide RSE with copies of any proposed filings and an opportunity to comment thereon with the understanding that CKX will have ultimate decision making authority with regard to these filings, if any.

20.	This agreement represents the entire understanding between the parties and may not be amended except by a writing signed by all parties, hereto. This agreement may be executed in counterpart and by facsimile or PDF, any of which shall be deemed to be an original and together shall constitute one instrument. This agreement shall be governed by and construed pursuant to the laws of California and jurisdiction shall reside in Los Angeles, California.

Please sign below to indicate your acceptance of the forgoing.

CKX Inc.

By:      /s/ Robert F.X. Sillerman

Its:      Chairman and Chief Executive Officer

Ryan Seacrest Enterprises, Inc.

By:      /s/ Ryan Seacrest

Its:

I hereby acknowledge and agree that I am a third party beneficiary of the terms hereof with significant financial and other interests in the terms hereof and to be bound by and accept all of the foregoing terms. If for any reason, CKX or it successor or assigns cannot compel performance of this agreement as against RSE, I hereby acknowledge and agree that they can enforce the terms hereof directly against me and compel performance hereof directly against me.

Ryan Seacrest (individually)

/s/ Ryan Seacrest